	2000	2001	2002	2003	2004
		(In thousands)
Fixed Charges:
Interest expense and amortization of debt costs	$393	$868	$558	$476	$3,178
Rental expense representative of interest factor	42	57	60	52	91

Total Fixed Charges	$435	$925	$618	$528	$3,269

Earnings:
Pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees	$1,720	$(12,551)	$(6,882)	$990	$9,246
Fixed Charges	435	925	618	528	3,269

Total Earnings	$2,155	$(11,626)	$(6,264)	$1,518	$12,515

Ratio of Earnings to Fixed Charges	4.95	X (1)	X (2)	2.88	3.83

X(1)	Due to the Company’s loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $12,551 to achieve a coverage ratio of 1:1.

X(2)	Due to the Company’s loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $6,882 to achieve a coverage ratio of 1:1.

	2000	2001	2002	2003	2004
	(In thousands)
Fixed Charges:
Interest expense and amortization of debt costs	$393	$868	$558	$476	$3,178
Rental expense representative of interest factor	42	57	60	52	91

Total Fixed Charges	$435	$925	$618	$528	$3,269

Earnings:
Pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees	$1,720	$(12,551)	$(6,882)	$990	$9,246
Fixed Charges	435	925	618	528	3,269

Total Earnings	$2,155	$(11,626)	$(6,264)	$1,518	$12,515

Preferred Dividend Requirements	$—	$232	$447	$447	$445

Ratio of Pre-tax income to net income	1.21	1.39	1.00	1.02	1.14

Preferred Dividend Factor	$—	$322	$447	$456	$507

Total Fixed Charges and Preferred Dividends	$435	$1,247	$1,065	$984	$3,776

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	4.95	X (3)	X (4)	1.54	3.31

X(3)	Due to the Company’s loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $12,873 to achieve a coverage ratio of 1:1.

X(4)	Due to the Company’s loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $7,329 to achieve a coverage ratio of 1:1.